Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES EXPANSION AND EXTENSION
OF ITS PRINCIPAL U.S. ASSET-BACKED BANK CONDUIT FACILITY

PARSIPPANY, N.J., October 18, 2011 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that its Avis Budget Rental Car Funding (AESOP) LLC subsidiary has renewed its U.S. asset-backed bank conduit facility, expanding its borrowing capacity by $450 million to $2.5 billion.  The date until which the Company may borrow under the entire facility has been extended to October 2013.

“We are pleased to have successfully renewed our bank conduit facility at a higher advance rate and to have extended its term to late 2013,” said David B. Wyshner, Avis Budget Group Senior Executive Vice President and Chief Financial Officer.  “The renewed facility provides us increased capacity to fund our anticipated domestic rental car fleet needs, and we appreciate the confidence our banking partners have shown in us.”

J.P. Morgan and Deutsche Bank served as lead arrangers for the facility, which has ten participating lenders.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world.  Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world.  Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J.  For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Media Contact: John Barrows (973) 496-7865 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com

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